CONTROL #:



NEITHER THIS PROMISSORY NOTE NOR ANY OF THE RIGHTS OR OBLIGATIONS EVIDENCED HEREBY HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE (THE "STATE LAWS").
NEITHER THIS PROMISSORY NOTE NOR ANY OF THE RIGHTS OR OBLIGATIONS EVIDENCED HEREBY MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION OR THE AVAILABILITY OF AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH ACT AND STATE LAWS EVIDENCED BY AN OPINION OF LEGAL COUNSEL, WHICH OPINION AND LEGAL COUNSEL ARE SATISFACTORY TO THE BORROWER.



                                 PROMISSORY NOTE
                                 ---------------

                            Palm  Desert,  California

     1.     General
            -------

     FOR VALUE RECEIVED, PENN OCTANE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to , a __________________________ (the "Holder"),
at the Holder's address set forth in Section 14 of the Purchase Agreement, dated as of even date herewith (the "Agreement"), between the Borrower and the Holder, pursuant to which this Promissory Note (the "Note") is first being issued, or at such other address as the Holder may designate to the Borrower in writing for such purpose pursuant to Section 14 of the Agreement at least three Business Days (hereinafter defined) prior to the date fixed for such payment, the entire principal sum of ($), together with interest thereon, on the earlier of (i) December 15, 2000, (ii) a date determined by the Borrower within ten (10) Business Days after the closing of any Financing (as defined in Clause (i)(a) of Recital A to and Section 10 of the Agreement) in which the net proceeds to the Borrower equal or exceed the aggregate (the "Aggregate Amount") of the then unpaid principal of and the then accrued and unpaid interest on the (A) Notes (as defined in the Agreement) held by the Investors (as defined in the Agreement), (B) notes held by the New Noteholders (as defined in the Agreement), and (C) Borrower's obligations to the Additional Fund Providers (as defined in the Agreement), or (iii) the occurrence of an Event of Default (hereinafter defined) (collectively, the "Maturity Date"), at which time all principal and any accrued and unpaid interest thereon shall be due and owing.

     In the event of the closing of a Financing in which the net proceeds to the Company do not equal or exceed the Aggregate Amount, on a date determined by the Borrower within ten (10) Business Days after such closing, the Borrower shall apply such net proceeds to prepay the then unpaid principal of and the then accrued and unpaid interest on the (i) Notes held by the Investors, (ii) notes held by the New Noteholders, and (iii) Borrower's obligations to the Additional Fund Providers, pro rata in accordance with the respective then unpaid principal amounts owed to each.

     This Note shall accrue interest on unpaid principal from the date hereof at the rate of nine percent (9%) per annum, payable on June 15, 2000 and December
15, 2000 (or the Maturity Date, if earlier). Payment of this Note may be enforced by suit or other process of law. This Note may be prepaid in whole or in part at any time prior to maturity without premium or penalty.

     All payments hereunder shall be payable in lawful money of the United States and shall be applied first against accrued and unpaid interest and then against unpaid principal. Any payments hereunder which otherwise would be due on a day which is not a Business Day shall instead be made on the next succeeding day which is a Business Day. For purposes of this Note, the term
"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, or in Palm Desert, California, are authorized by law or regulation to close.

     2.      Remedies
             --------

     2.1     Events  of  Default  Defined.  The  Borrower  shall  be  in default
             -----------------------------
hereunder upon the occurrence of any of the following events of default ("Events of Default"): (i) the failure by the Borrower to make any payment when due hereunder and such failure shall have continued for a period of five (5) days after delivery by the Holder to the Borrower of written notice of such failure pursuant to Section 14 of the Agreement; (ii) the commencement by the Borrower of a voluntary case in a bankruptcy or insolvency proceeding or the entry of a decree or order by a court of competent jurisdiction adjudicating the Borrower a bankrupt (or the appointment of a receiver or trustee of the Borrower upon the application of any creditor in an insolvency or bankruptcy proceeding or other creditor's suit, which appointment is not terminated within sixty (60) days after the date of such appointment); (iii) the filing of a petition for reorganization, liquidation or arrangement against the Borrower under the Federal bankruptcy laws and such petition shall not have been dismissed within sixty (60) days after it was filed; (iv) the making of a general assignment for the benefit of its creditors by the Borrower; (v) the existence of any final, non-appealable judgment on any of the Notes held by the Investors on account of the nonpayment thereof by the Borrower; or (vi) the breach of any material representation, warranty or covenant (other than as described in the preceding clauses (i) through (v)) of the Borrower in the security agreement contemplated by Section 2.3 below if the Borrower fails to cure such breach within a period of fifteen (15) days following the delivery by the Holder to the Borrower of written notice of such breach pursuant to Section 14 of the Agreement.

     2.2     Enforcement  Costs.  If  any  payment  owing under this Note is not
             -------------------
paid when due, whether at maturity or by acceleration or otherwise, the Borrower agrees to pay all reasonable costs of collection and such costs shall include, without limitation, all reasonable costs, attorneys' fees and expenses incurred by the Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving the Borrower, which in any way affects the exercise by the Holder of the Holder's rights and remedies under this Note.

     2.3     Future  Security.  As  soon  as is reasonably practicable following
             ----------------
Borrower obtaining an ownership interest ("Ownership Interest") in those certain lease documents identified below (the "Assets"), but subject to the Borrower first obtaining such Ownership Interest in such Assets, and further subject to the Borrower first obtaining the related consents contemplated by Section 4(b) of the Agreement, the Borrower agrees to grant to the Holder (and to the other Investors in respect of their Notes) a security interest in such Assets to the extent of such Ownership Interest to secure payment of the obligations evidenced hereby (and thereby). Such security interests shall be shared on a pari-passu basis with the security interests which have been or may be granted to all of the (i) Investors in respect of their Notes, (ii) New Noteholders in respect of the notes which have been or may be issued to them, and (iii) Additional Fund Providers in respect of the obligations the Borrower has incurred or may incur to them, all as contemplated by Section 10 of the Agreement.

     The Assets consist of all of the Borrower's interest as lessor (including all amendments, modifications, extensions and renewals thereof) in those certain leases obtained in connection with the acquisition of a co-ownership interest with CPSC International, Inc., a Texas corporation ("CPSC") in two 15-mile pipelines in the County of Cameron, State of Texas, and two 7-mile pipelines and a transfer terminal in Tamaulipas, Mexico, in each case constructed or being constructed by CPSC.

     2.4     Remedies  not  Waived.  No  delay  on the part of the Holder in the
             ---------------------
exercise of any right or remedy shall operate as a waiver thereto, and no single or partial exercise by Holder of any right or remedy shall preclude the further exercise thereof or the exercise of any other right or remedy.

     2.5     Other.  Except  to  the  extent  otherwise contemplated hereby, the
             -----
Borrower hereby waives presentment, demand, protest, notice of protest, dishonor and non-payment of this Note and all notices of every kind and agrees that its liability hereunder shall be unconditional.

     3.     Assignability;  Binding  Effect.  The provisions of Section 9 and 15
            -------------------------------
of the Agreement are incorporated herein by this reference and made applicable to this Note.

     4.     Severability.  Any  provision  in  this  Note  that  is  held  to be
            ------------
inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in any other jurisdiction, and to this end the provisions of this Note are declared to be severable.

     5.     Replacement  of  Note.  Upon  receipt  by  the  Company  of evidence
            ---------------------
reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and (in case of loss, theft or destruction) of an indemnity bond reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Note, if mutilated, the Company will make and deliver to the Holder a new Note of like tenor in lieu of this Note.

     6.     Certain  Restrictive  Covenants.  For  so  long  as  this  Note  is
            -------------------------------
outstanding,  the  Borrower  covenants and agrees that the Borrower will not pay
(i) cash management fees or cash bonuses to its officers or directors other than cash management fees or cash bonuses which are paid in accordance with past practices of the Borrower or are provided for in existing employment or other agreements or are customary for other companies in the Borrower's industry or are customary for persons having responsibilities similar to those in respect of which such cash management fees or cash bonuses are paid; or (ii) cash dividends on its issued and outstanding common stock. The answer to the question of whether a cash management fee or cash bonus is covered by the restrictions contained in Section 6(i) of this Note shall be determined solely by the Borrower, acting in good faith.

     7.     Captions.  The descriptive headings of the various Sections or parts
            --------
of this Note are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     8.     Governing  Law.  This  Note  shall  be governed by, and construed in
            --------------
accordance with, the laws of the State of Delaware without giving effect to such state's conflicts of law provisions. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Delaware.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Note to be executed by its duly authorized officer as of the date first above written.

                                         PENN  OCTANE  CORPORATION


                                         By:
                                             Ian T. Bothwell, Vice President and
                                             Chief  Financial  Officer